Exhibit 10.1

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013	Mizuho Bank, Ltd. 1251 Avenue of the Americas New York, NY 10020	Bank of America, N.A. BofA Securities, Inc. One Bryant Park New York, NY 10036

CONFIDENTIAL

January 5, 2020

Xerox Holdings Corporation

201 Merritt 7

Norwalk, CT 06851

Attention: William F. Osbourn, Jr., Chief Financial Officer

Project Late Night

Commitment Letter

Ladies and Gentlemen:

Xerox Holdings Corporation, a New York corporation (the “Buyer”, the “Borrower” or “you”) has advised Citi (as defined below), Mizuho Bank, Ltd. (“Mizuho”), Bank of America, N.A. (“Bank of America”) and BofA Securities, Inc. (or its designated affiliates, “BofA Securities”, and together with Bank of America, “BofA”, together with Citi, Mizuho and any Additional Commitment Parties (as defined below) appointed pursuant to, and in accordance with, Section 2 hereof, “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Cash Flow Bridge Facility Term Sheet”) and the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Capital Markets Bridge Facility Term Sheet” and, together with the Cash Flow Bridge Facility Term Sheet, the “Term Sheets”); this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”). For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

1.    Commitments.

In connection with the Transactions, (a)(i) Citi is pleased to advise you of CGMI’s several, but not joint, commitment on behalf of Citi to provide

37.50% of the aggregate principal amount of the Capital Markets Bridge Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex Provision” of the Fee Letter), (ii) Mizuho is pleased to advise you of its several, but not joint, commitment to provide 37.50% of the aggregate principal amount of the Capital Markets Bridge Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex Provision” of the Fee Letter and (iii) Bank of America is pleased to advise you of its several, but not joint, commitment to provide 25% of the aggregate principal amount of the Capital Markets Bridge Facility and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex Provision” of the Fee Letter (as defined below)) and (b)(i) Citi is pleased to advise you of CGMI’s several, but not joint, commitment on behalf of Citi to provide 37.50% of the aggregate principal amount of the Cash Flow Bridge Facility, (ii) Mizuho is pleased to advise you of its several, but not joint, commitment to provide 37.50% of the aggregate principal amount of the Cash Flow Bridge Facility and (iii) Bank of America is pleased to advise you of its several, but not joint, commitment to provide 25% of the aggregate principal amount of the Cash Flow Bridge Facility, in each case (described in clauses (a) and (b)), subject only to the applicable Funding Conditions (as defined below).

In addition, on or prior to the date that is three business days prior to the Initial Closing Date (as defined below), you shall have the option, exercisable in your sole discretion by delivering to each other party hereto written notice thereof, to reallocate (any such reallocations, collectively, the “Reallocation”) all or any portion of the commitments of the Initial Cash Flow Bridge Lenders under the Cash Flow Bridge Facility on a pro rata basis to become commitments of the Initial Capital Markets Bridge Lenders (as defined below) under the Capital Markets Bridge Facility. It is agreed that, in the event of a Reallocation and without duplication of the foregoing, each Commitment Party is pleased to advise you of its several, but not joint, commitment to provide its pro rata amount of the aggregate principal amount of the Capital Markets Bridge Facility so reallocated from the Cash Flow Bridge Facility, in each case, subject only to the applicable Funding Conditions.

Citi, Mizuho and Bank of America, together with any Additional Commitment Party added as an initial lender pursuant to Section 2 hereof, are referred to herein as the “Initial Lenders” and, each individually as an “Initial Lender”, with the entities named in clause (a) above being herein called the “Initial Capital Markets Bridge Lenders” and the entities named in clause (b) above being herein called the “Initial Cash Flow Bridge Lenders”.

2.    Titles and Roles.

It is agreed that (i) each of Citi, Mizuho and BofA Securities will act as a joint active lead arranger for each of the Facilities (together with any other lead arranger, if any, appointed pursuant to the following paragraph, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (ii) each of Citi, Mizuho and BofA Securities will act as a joint active bookrunner for each of the Facilities (together with any other bookrunner, if any, appointed pursuant to the following paragraph, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”).

Prior to the public announcement of the entering into of a Merger Agreement (or, if earlier, the entering into of the applicable Facilities Documentation), you will select one or more of the initial Lead Arrangers (or relevant affiliate) that are party to this Commitment Letter on the date

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of your acceptance of this Commitment Letter (the “Signing Date”) to appear on the top left on the marketing materials for each of the Facilities and shall appoint an administrative agent in respect thereof in accordance with the Term Sheets (collectively, the “Administrative Agents”). Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Lead Arrangers shall so agree; provided that you may, on or prior to the Syndication Start Date (as defined below), appoint one or more additional joint lead arrangers and/or joint bookrunners (“Additional Arrangers”) for the Facilities, and award such joint lead arrangers and/or joint bookrunners, additional agent or co-agent, manager or co-manager titles or confer other titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint lead arrangers, joint bookrunners, agents, co-agents, managers or co-managers or confer other titles in respect of the Facilities (the “Additional Agents” and, together with the Additional Arrangers and/or their respective affiliates providing a commitment hereunder, the “Additional Commitment Parties”), then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders on the Signing Date in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced ratably by the amount of the commitments of such appointed Additional Commitment Parties in respect of each of the Facilities, with such reduction allocated in the manner described in clause (y) of the succeeding proviso, upon the execution by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party,” “Lead Arranger” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender”, “Initial Capital Markets Bridge Lender” and “Initial Cash Flow Bridge Lender”, as applicable, hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for the Facilities in accordance with the immediately preceding proviso, (x) the aggregate underwriting economics payable to all such Additional Commitment Parties (or any relevant affiliate thereof) in respect of the Facilities shall not exceed 25% (less the amount, if any, of the underwriting economics previously allocated by the initial Lead Arrangers to any Approved Lender pursuant to Section 3 below) of the total underwriting economics that would otherwise be payable to the Commitment Parties based on the total commitments of the Initial Lenders as of the Signing Date in respect of the Facilities pursuant to the Fee Letter (and, if such Additional Commitment Party is joined after March 1, 2020, exclusive of any structuring fees, which shall be solely for the accounts of the Initial Lenders as of the Signing Date, and any fees payable to the Administrative Agents in their capacities as such), (y) each Additional Commitment Party (or its relevant affiliates) shall assume a proportion of the commitments of the Initial Lenders on the Signing Date with respect to each of the Facilities (with such commitments to be allocated ratably across each of the Facilities) that is equal to the proportion of the economics allocated to such Additional Commitment Party and (z) no Additional Commitment Party shall receive a greater percentage of the total economics in respect of the Facilities than any Initial Lender. The commitments and other obligations hereunder of the Commitment Parties, including any Additional Commitment Party that becomes a Commitment Party pursuant to the foregoing, are and shall be, several and not joint.

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3.    Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Initial Closing Date (as defined below), but in no event prior to the date that is the earliest of (i) thirty calendar days after the public announcement of the entering into of a Merger Agreement, (ii) the launch of the primary syndication of the Term Loans or any other Permanent Financing (as defined below) consisting of term loans, (iii) the public announcement by you that more than 50% of the outstanding common stock of the Target was tendered pursuant to the Offer and (iv) 150 calendar days after the Signing Date (or such earlier date as you may reasonably agree) (such earliest date, the “Syndication Start Date”), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in coordination and consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld, conditioned or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the applicable Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”); provided that, if the Syndication Start Date has not occurred on or before March 1, 2020, then the Lead Arrangers shall have the right to syndicate a portion of the commitments under the Facilities not to exceed 20% of the Facilities in the aggregate (or such greater amount as you may reasonably agree) from March 1, 2020 to and including March 31, 2020 (or such later date as you may reasonably agree) to no more than 4 of the Approved Lenders (as defined in the Fee Letter) (the “Initial Syndication”), and any such Approved Lender may become a party to this Commitment Letter pursuant to a customary joinder documentation reasonably acceptable to you and the initial Lead Arrangers and, upon the effectiveness of such joinder documentation, such Approved Lender (and any relevant affiliate) shall constitute a “Commitment Party,” “Lead Arranger” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender”, “Initial Capital Markets Bridge Lender” and “Initial Cash Flow Bridge Lender”, as applicable, hereunder, and the aggregate commitments of the Initial Lenders with respect to the Facilities shall be reduced dollar-for-dollar and pro rata both among the Initial Lenders and among the Facilities by the amount of the commitment for the Facilities received from such Approved Lender; provided, further, that the information and assistance required of you in connection with the Initial Syndication shall be limited to providing the information and assistance provided to the Initial Lenders in connection with the provision of their commitments hereunder, which included providing due diligence and a bring down due diligence call in each case with respect to the Borrower and its subsidiaries only and the delivery of the Financial Model (as defined in Exhibit C hereto) and not the preparation of any marketing documents, information memoranda, Projections, pro forma financial statements or the holding of any lender meetings or conference calls. Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you to us prior to the date hereof (and, if after such date and prior to the Initial Closing Date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding commitments in respect of the Facilities on the Signing Date (the “Majority Lead Arrangers”)), (ii) those persons who are competitors of you, the Target and your and their respective subsidiaries that are separately identified in writing by you to us from time to time (which list of competitors may be supplemented by you after the Initial Closing Date (as defined below) by means of a written notice to each Administrative Agent but

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which supplementation shall not become effective until the next business day after the date such supplementation is provided and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (ii) above) that are either (a) identified in writing by you from time to time or (b) readily identifiable as such on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”); provided that disqualification of Disqualified Lenders may not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in any Facility).

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 above and the provisos to the first sentence of this Section 3), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Offer (or, if the Acquisition is to be consummated pursuant to a One-Step Merger Agreement, the Merger) and the initial funding under any of the Facilities (the date of such consummation and funding, the “Initial Closing Date”) and, if later and if and to the extent applicable, its obligation to fund the Facilities on the Merger Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the subsequent funding of the Facilities on the Merger Date) has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the subsequent funding of the Facilities on the Merger Date) and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date) has occurred.

The Lead Arrangers hereby acknowledge that the Borrower intends to retain, and has retained, one or more investment banking institutions reasonably satisfactory to the Lead Arrangers, to market and syndicate Term Loans and/or offer and place the Senior Notes in lieu of all or a portion of the Capital Markets Bridge Facility and such Senior Notes and/or Term Loans are intended to replace and reduce the Initial Capital Markets Bridge Lenders’ commitments with respect to the Capital Markets Bridge Facility on a dollar-for-dollar basis (pro rata among the Initial Capital Markets Bridge Lenders) and the Lead Arrangers shall use commercially reasonable efforts to coordinate their marketing and syndication efforts in respect of the Capital Markets Bridge Facility with the marketing and syndication efforts with respect to such Term Loans and/or the offering and placement of such Senior Notes.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Initial Closing Date (or, if later and if and to the extent applicable, the Merger Date) nor reduce the amount of the Commitment Parties’ commitments hereunder with respect to any of the Facilities. The Lead Arrangers may commence

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syndication efforts promptly after the Syndication Start Date (or, in the case of the Initial Syndication, subject to the terms of and to the extent set forth in the provisos to the first sentence of this Section 3, March 1, 2020) and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Initial Closing Date (subject to the limitations set forth in the second preceding paragraph). Until the date that is 30 days after the Initial Closing Date (or such later date as you may reasonably agree), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, the following: (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain relevant representatives and certain relevant advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, such contact between appropriate members of senior management, certain relevant representatives and certain relevant advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure or reaffirm from time to time (including, if possible, through ratings evaluation or assessment services, as applicable), at your expense, prior to the Syndication Start Date, a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating) in respect of you after giving effect to the Transactions from S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”), (e) the hosting, with the Lead Arrangers, of no more than two meetings and, to the extent necessary, one or more conference calls, of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the relevant senior officers of the Target to be available for such meetings), (f) to the extent you are provided by the Target with an opportunity to conduct a due diligence investigation of non-public information relating to the Target and its subsidiaries, (1) using your commercially reasonable efforts to provide us a concurrent opportunity to conduct a due diligence investigation of the Target and its subsidiaries or (2) to the extent such concurrent opportunity is not reasonably practicable, using commercially reasonable efforts to provide to us on a reasonably prompt basis the findings and conclusions of your due diligence investigation, including by using commercially reasonable efforts to provide copies of any due diligence memoranda prepared by you or your advisors (on a customary non-reliance basis) and (g) prior to the Initial Closing Date, ensuring there are no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical and appropriate and in all

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instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target or any of its subsidiaries, being offered, placed or arranged (other than (A) the Facilities, (B) any permanent or temporary financing to replace the Capital Markets Bridge Facility (including the Senior Notes and/or the Term Loans), (C) any Excluded Debt (as defined in Exhibit C hereto) and (D) any indebtedness of the Target and its subsidiaries not prohibited from being incurred under the Offer Documents (or, if applicable, the Merger Agreement)) without the written consent of the Majority Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), if such issuance, offering, placement, arrangement or syndication would reasonably be expected to materially and adversely impair the primary syndication of the Facilities, the marketing and syndication of the Term Loans, the offering of the Senior Notes or any other debt financing contemplated to be incurred or issued as a replacement of the Facilities or to refinance any amounts outstanding thereunder (the Term Loans, the Senior Notes and such other debt financing, the “Permanent Financing”) (it is understood that your, the Target’s and your and their subsidiaries’ deferred purchase price obligations, commercial paper issuances, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Facilities, the marketing, syndication or offering of the Permanent Financing). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (g) above or the second sentence of the immediately following paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Initial Closing Date (or, if later and if and to the extent applicable, the Merger Date).

The Lead Arrangers, in their capacities as such, will manage, in coordination and consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld, conditioned or delayed, but subject to the limitations set forth in the first paragraph of this Section 3) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and the other limitations set forth in the first paragraph of this Section 3 and your rights of appointment set forth under Section 2 of this Commitment Letter and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly (taking into account the expected timing of the Syndication Start Date) prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target and its subsidiaries to provide) to the Lead Arrangers (x) customary information with respect to you, the Target and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, (y) the historical financial information required to be provided in accordance with paragraph 3 of Exhibit D-1 hereto and (z) customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections, the “Projections”) and such other customary information as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities (which, with respect to the Target and its subsidiaries, unless a Merger Agreement is entered into, shall be limited to publicly available information relating thereto). For the avoidance of doubt, you will not be required to provide any

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information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 3 of Exhibit D-1.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including a customary confidential information memorandum to be used in connection with the syndication of the Facilities (any such memorandum, an “Information Memorandum”, and such Information, Projections, other customary offering and marketing materials and any Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Target or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or the Target or your or the Target’s respective subsidiaries or securities for the purposes of United States federal and state securities laws to be used by Public Siders. Each of the parties hereto agrees that the Public Side Information will be substantially consistent with the information in any filings that have been made by you or the Target and/or any of your or its respective subsidiaries with the Securities and Exchange Commission (the “Public Filings”). It is understood that in connection with your assistance described above, (a) authorization letters in customary form consistent with the authorization letters provided by the Borrower or any subsidiary thereof in its or their prior credit facility financings will be included in any Information Materials (it being acknowledged that there may be separate authorization letters for Information Materials containing only Public Side Information and Information Materials containing Private Side Information) that authorize the distribution of the Information Materials to prospective Lenders, contain the representations set forth in Section

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4 below as of the date of such Information Materials and contain a representation that the additional version of the Information Materials does not include any Private Side Information (except as described in the next paragraph and except for information about the Transactions) and (b) the Information Materials will include customary provisions that exculpate us and our respective affiliates with respect to any liability related to the use or misuse of the content of such Information Materials or related offering and marketing materials by the recipients thereof, and exculpate you, your subsidiaries, your affiliates and your and their respective officers and directors and, only to the extent a Merger Agreement is entered into, the Target, its subsidiaries, its affiliates and its and their respective officers and directors, in the event of any use or misuse of the content of such Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be obliged to mark such information as “PUBLIC”). You agree that, unless expressly marked as “PUBLIC”, each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain Private Side Information and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Cash Flow Bridge Facility Documentation and the Capital Markets Bridge Facility Documentation (collectively, the “Facilities Documentation”) and (d) publicly filed financial statements of you and your subsidiaries and the Target and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.    Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to your knowledge) that has been or will be made available to the Commitment Parties by you, the Target (but only to the extent a Merger Agreement is entered into) or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby (including information contained in the Information Memorandum and in the Public Filings), is or will be, when furnished

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and when taken as a whole, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been, or will be, made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of a Successful Syndication (as defined in the Fee Letter) and the Initial Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the Target and its subsidiaries and its and their respective businesses, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.    Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated as of the date hereof with respect to the Facilities (as amended, restated, amended and restated or otherwise modified from time to time, the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.    Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, on the Merger Date) and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions set forth in the sections entitled “Conditions to Borrowing on the Initial Closing Date” and “Conditions to Borrowing on the Merger Date” in each of Exhibit B and Exhibit C hereto and (b) the applicable conditions set forth

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in Exhibit D-1 hereto and, in the case of the Merger Date only, the applicable conditions set forth in Exhibit D-2 hereto (such conditions, the “Funding Conditions”), and upon satisfaction (or waiver by each of the Commitment Parties) of the Funding Conditions, the initial funding of the Facilities shall occur (and, if later and if and to the extent applicable, the funding under the Facilities on the Merger Date, shall occur); it is understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date) shall be (a) if a Merger Agreement is entered into prior to such date, such of the representations made by the Target with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Merger Agreement or the right to decline to consummate the Offer or the Merger (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables (as defined in Exhibit D-1 to this Commitment Letter) shall be in a form such that they do not impair the availability or funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date) if the applicable Funding Conditions are satisfied (or waived by each of the Commitment Parties). For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrower and any Closing Date Guarantors set forth in the Facilities Documentation relating to organizational existence thereof; power and authority, due authorization, execution and delivery, and enforceability, in each case related to the entering into, borrowing under, guaranteeing under, and performance of the applicable Facilities Documentation; Federal Reserve margin regulations; the use of the proceeds of borrowings under the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date) not violating the PATRIOT Act, laws applicable to sanctioned persons as administered by the United States, including OFAC, the European Union (or any member state thereof), the United Nations, the United Kingdom and Canada and anti-corruption laws of the United States, including the FCPA, the European Union (or any member state thereof), the United Nations, the United Kingdom and Canada; the Investment Company Act; solvency as of the Initial Closing Date (after giving effect to the Transactions assuming all of the Transactions had occurred on the Initial Closing Date) of Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 5(b) of Exhibit D-1); and the incurrence of the loans to be made under the Facilities and the provision of any Cash Flow Bridge Facility Guarantee or Capital Markets Bridge Facility Guarantee, in each case, under the Facilities, and the entering into of the Facilities Documentation, do not conflict with the organizational documents of the Borrower or any Closing Date Guarantors. In the event the Facilities Documentation is entered into prior to the Initial Closing Date (or, if later and if and to the extent applicable, prior to the Merger Date) (such date, the “Effective Date”), then during the period from and including the Effective Date to and including the funding of the Facilities on

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the Initial Closing Date (and, if later and if and to the extent applicable, on the Merger Date) (the “Certain Funds Period”), and notwithstanding (A) that any representation made on the Effective Date (or, if later and if and to the extent applicable, with respect to a funding of the Facilities on the Merger Date, any representation made on the Initial Closing Date) in the applicable Facilities Documentation was incorrect (other than any Specified Representation), (B) any failure by the Borrower or any of its subsidiaries to comply with the terms of the applicable Facilities Documentation or the existence of a default or event of default thereunder, (C) any provision to the contrary in the applicable Facilities Documentation or otherwise or (D) that any condition to the occurrence of the Effective Date (or, if later and if and to the extent applicable, with respect to a funding of the Facilities on the Merger Date, any condition to the occurrence of the Initial Closing Date) in the applicable Facilities Documentation may subsequently be determined not to have been satisfied, no Commitment Party, Administrative Agent or Lender shall be entitled to (1) cancel any of its commitments under any Facility (except as expressly set forth under the heading “Mandatory Commitment Reduction and Prepayment” in Exhibit C), (2) rescind, terminate or cancel any of the Facilities Documentation or exercise any right or remedy or make or enforce any claim thereunder or that it may otherwise have to the extent to do so would prevent, limit or delay the funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, on the Merger Date), (3) refuse to participate in the funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, on the Merger Date); provided that the relevant Funding Conditions have been satisfied or waived, or (4) exercise any right of set-off or counterclaim to the extent to do so would prevent, limit or delay its participation in the funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, on the Merger Date). Notwithstanding anything to the contrary provided herein, (i) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders under the applicable Facilities Documentation shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing and (ii) nothing in the preceding sentence shall affect any of the rights, remedies and entitlements of the Commitment Parties under this Commitment Letter or the Fee Letter. For the avoidance of doubt, no Initial Lender shall be required to enter into any of the Facilities Documentation prior to the Initial Closing Date; provided that, to the extent any Facilities Documentation is entered into by the Borrower, the applicable Administrative Agent and one or more Initial Lenders prior to the Initial Closing Date, the commitments of any Initial Lender who declines to enter into such Facilities Documentation prior to the Initial Closing Date shall remain outstanding pursuant to the terms of this Commitment Letter until the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.    Expense Reimbursement and Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and, subject to the limitations set forth below in this clause (a) with respect to legal fees and expenses, the reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which

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any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to reimburse each such Indemnified Person within 30 days of the written demand (together with reasonably detailed back-up documentation) for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for such affected Indemnified Person in each relevant jurisdiction) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or its affiliates’ respective officers, directors, employees, agents, advisors, controlling persons or other representatives of any of the foregoing to the extent, in each case, acting on behalf of, or at the direction of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter or the Fee Letter by such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or its affiliates’ respective officers, directors, employees, agents, advisors, controlling persons or other representatives of any of the foregoing to the extent, in each case, acting on behalf of, or at the direction of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not arise from any act or omission by you or any of your affiliates and that is brought by any Indemnified Person against any other Indemnified Person; provided that the Administrative Agents, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in respect of such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time and (b) to the extent that the Initial Closing Date occurs, to reimburse each Commitment Party on the Initial Closing Date (to the extent an invoice is received as set forth in paragraph 6 of Exhibit D-1) or, if invoiced after such time, within 30 days of the written demand, and in any such case upon presentation of a summary statement (together with a reasonably detailed back-up document) for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties, the Lead

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Arrangers, the Joint Bookrunners and the Administrative Agents identified in the Term Sheets, and, if necessary, of a single firm of local counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agents in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) (and, solely with respect to enforcement, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Indemnified Person in each relevant jurisdiction) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter (including the Term Sheets), the Fee Letter, the Facilities Documentation (collectively, the “Expenses”); provided that, notwithstanding the foregoing, you agree, whether or not the Initial Closing Date occurs, to reimburse the fees, disbursements and other changes of the firm of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agents identified in the Term Sheets in accordance with the separate arrangement between you and such firm of counsel prior to the Signing Date. Certain Commitment Parties have informed you that they may receive future benefits in matters unrelated to this matter, which may include a discount, credit or other accommodation, from any of their counsel based on the fees that such counsel may receive on account of their relationship with them, which benefit will not affect or modify any of the provisions hereof or the Facilities Documentation with respect to the reimbursement of Expenses. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or its affiliates’ respective officers, directors, employees, agents, advisors, controlling persons or other representatives or successors or permitted assigns of any of the foregoing to the extent, in the case of any such successor or assign, acting on behalf of, or at the direction of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your affiliates), the Target (or any of its affiliates) (only to the extent a Merger Agreement is entered into) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

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You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with the foregoing and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

8.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative

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securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter, (iv) this Commitment Letter and the Fee Letter do no create any advisory or fiduciary responsibility or any other obligation in favor of the Target or its affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and (v) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services

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provided pursuant to this Commitment Letter, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto. You agree that you and your subsidiaries will not assert any claim against any of the Commitment Parties or any of their affiliates based on an alleged breach of fiduciary duty by such Commitment Party or such affiliates in connection with this Commitment Letter and the transactions contemplated hereby.

In addition, please note that Citigroup Global Markets Inc. has been retained by you as financial advisor (in such capacity, the “Buy Side Advisor”) to you in connection with the Acquisition (as defined in Exhibit A hereto). You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy Side Advisor, on the one hand, and such Commitment Parties’ or their affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy Side Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy Side Advisor or its affiliates. You acknowledge that, in such capacity, the Buy Side Advisor may advise you in other matters adverse to the interests of the parties hereto. Notwithstanding the foregoing, in no event shall the foregoing be construed to limit the confidentiality obligations of Citigroup Global Markets Inc. and its permitted assigns that are contained in Section 9 of this Commitment Letter.

9.    Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your and any of your affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure) or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights under, this Commitment Letter or the Fee Letter in any litigation or arbitration action or other Proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or other Proceeding (provided that the Commitment Parties shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such information prior to such disclosure (it being understood that the refusal by a court to grant such protective order shall not prevent the disclosure of such information thereafter)); provided that (i) you may disclose this Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto but not the Fee Letter or the contents thereof) to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis, (ii) you may disclose the

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Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other offering or marketing materials in connection with the Facilities (including the Information Materials), any prospectus or other offering memorandum relating to the offering, placement, issuance, syndication or other offering or marketing materials relating to the Permanent Financing or any Form S-4 or other filing with the Securities and Exchange Commission or any other governmental authority in connection with, or relating to, the Transactions, (iii) you may disclose the Term Sheets and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and/or the Permanent Financing, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of any Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities (including the Information Materials), any prospectus or other offering memorandum relating to the offering, placement, issuance, syndication or other offering or marketing materials relating to the Permanent Financing or in any Form S-4 or other filing with the Securities and Exchange Commission or any other governmental authority in connection with, or relating to, the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provision” of the Fee Letter, in each case, have been redacted (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target and its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis, and (vi) after the Signing Date, you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheets and other exhibits and attachments hereto) to any Additional Commitment Party to the extent in contemplation of appointing such person pursuant to the provisions set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services or commitments, as the case may be, which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by, bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority)) or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights

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under, this Commitment Letter or the Fee Letter in any litigation or arbitration action or other Proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or other Proceeding (provided that you shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such information prior to such disclosure (it being understood that the refusal by a court to grant such protective order shall not prevent the disclosure of such information thereafter)), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by, bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of the persons referred to in the succeeding clause (f) in violation of any confidentiality obligations owing to you, the Target or any of the persons referred to in the succeeding clause (f), (d) to the extent that such information (A) is or was already in the possession of such Commitment Party or any of the persons referred to in the succeeding clause (f), and such information is not and was not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, your affiliates, the Target or any of your or their respective subsidiaries or (B) is or was received by such Commitment Party or any of the persons referred to in the succeeding clause (f) from a third party that is not and was not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, your affiliates, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, rating agencies, service providers, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party being responsible for such person’s compliance with this paragraph), (g) for purposes of establishing a “due diligence” defense, (h) to potential or prospective Lenders, hedge providers, participants or assignees and (i) to the extent you consent in writing to any specific disclosure; provided that for purposes of this clause (h), (x) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall, to the extent covered thereby,

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be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.    Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons, to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. Except as necessary to implement the joinder of any Additional Commitment Party as set forth in Section 2 hereof or the joinder of any Approved Lender as set forth in Section 3 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Merger Agreement or the right to decline to consummate the Offer or the Merger and (b) the determination of whether the Offer and/or the Merger has been consummated in accordance with the terms of the Offer Documents (or, if applicable, the Merger Agreement), in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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Any Joint Bookrunner may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Initial Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that, if accepted by you in the manner provided below, each of this Commitment Letter and the Fee Letter will be a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as provided in Section 6 hereof, subject to the Limited Conditionality Provisions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each party hereto that is incorporated outside the United States, in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such party or its respective subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign

21

immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such party, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each party further agrees that the waivers set forth in this paragraph shall apply to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Fee Letter in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the applicable Commitment Parties could purchase (and remit in New York City) dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder or under the Fee Letter shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, the Commitment Parties may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the Lenders, the applicable Commitment Parties or any Indemnified Person in dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and any Subsidiary Guarantors, which information may include their names, addresses, tax identification numbers, a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation and other information that will allow each of us and the Lenders to identify the Borrower and any Subsidiary Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication (if applicable), absence of advisory or fiduciary duties, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’

22

commitments hereunder; provided that your obligations under this Commitment Letter (for the avoidance of doubt, including the confidentiality provisions as applied to the Commitment Parties and their respective affiliates) (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any Facility (or any portion thereof, including on a non-pro rata basis across the Facilities) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date of termination).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on January 6, 2020. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we (or our legal counsel) have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment available for you until the earliest of (i) to the extent a Merger Agreement is entered into and prior to the consummation of the Transactions, the termination of such Merger Agreement by you (or your affiliate) or with your (or your affiliate’s) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination) in the event that the Merger is not consummated, (ii) the expiration of the Offer without the execution and delivery of a Merger Agreement (unless either (a) at least 85% of the outstanding common stock of the Target is tendered and accepted for payment pursuant to the Offer or (b) the board of directors of the Target has approved the Merger under Section 203 of the Delaware General Corporation Law and has waived the corresponding protections in the Target’s governing documents), (iii) the consummation of the Offer or the Merger without the funding of the Facilities, (iv) five business days after the End Date (as defined in the Merger Agreement and as may be extended in accordance with the terms thereof) and (v) the date that is eighteen months after the Signing Date; provided that such date may be extended twice by up to 3 months for each such extension (for a total of 24 months) if the “Competition Laws Condition” in the Offer Documents (or the “Required Antitrust Clearances” condition in the One-Step Merger Agreement) has not been satisfied (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter prior to such termination.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Managing Director

[Project Late Night Commitment Letter]

MIZUHO BANK LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[Project Late Night Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Brian Lukehart
Name: Brian Lukehart
Title: Director

[Project Late Night Commitment Letter]

BOFA SECURITIES, INC.

By:	/s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

[Project Late Night Commitment Letter]

Accepted and agreed to as of the date first written above:

XEROX HOLDINGS CORPORATION, a New York corporation

By:	/s/ William F. Osbourn, Jr.
Name: William F. Osbourn, Jr.
Title: Chief Financial Officer

[Project Late Night Commitment Letter]

EXHIBIT A

Project Late Night

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Xerox Holdings Corporation, a New York corporation (the “Buyer”, the “Borrower” or “you”), intends to acquire (the “Acquisition”) directly or indirectly the capital stock of HP Inc., a corporation organized under the laws of the State of Delaware (the “Target”), from the equity holders thereof.

In connection with the foregoing, it is intended that:

a)

A newly-formed subsidiary of the Buyer organized under the laws of Delaware (“Acquisition Sub”), will consummate the Acquisition pursuant to either (i) the consummation of the Offer (as defined below) and the subsequent merger of Acquisition Sub with and into the Target pursuant to either (1) an Agreement and Plan of Merger (together with all exhibits, annexes, schedules and other disclosure schedules and letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Two-Step Merger Agreement”) to be entered pursuant to Section 251(h) of the Delaware General Corporation Law or otherwise entered into by the Buyer, Acquisition Sub and the Target or (2) Section 253 of the Delaware General Corporation Law or (ii) the merger of Acquisition Sub with and into the Target pursuant to an Agreement and Plan of Merger (together with all exhibits, annexes, schedules and other disclosure schedules and letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “One-Step Merger Agreement”; and, together with the Two-Step Merger Agreement, each a “Merger Agreement”) to be entered into by and among the Buyer, Acquisition Sub and the Target (any such merger described in the foregoing clauses (i) or (ii) above being, the “Merger” and the date of the Merger being, the “Merger Date”) and, in either case, with the Target being the surviving entity of the Merger and a direct or indirect subsidiary of the Buyer.

b)

Acquisition Sub will (i) commence an exchange offer (the “Offer”) to acquire any and all of the outstanding common stock of the Target pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission (together with the exhibits filed therewith, collectively, as modified, amended, supplemented, consented to or waived, the “Offer Documents”) in exchange for a right to receive a combination of cash and shares of the Buyer and/or (ii) enter into a consensual One-Step Merger Agreement.

c)

The Borrower will obtain a $4.50 billion aggregate principal amount senior unsecured 60-day term loan facility as a cash backstop to the Target’s available cash, as described in Exhibit B to the Commitment Letter (the “Cash Flow Bridge Facility”); provided that, on or prior to the date that is three business days prior to the Initial Closing Date, the Borrower shall have the option, exercisable in its sole discretion by delivery to the Commitment Parties written notice thereof, to reallocate all or any portion of the commitments in respect of the Cash Flow Bridge Facility to the Capital Markets Bridge Facility, by reducing the commitments in respect of the Cash Flow Bridge Facility and correspondingly increasing the commitments in respect of the Capital Markets Bridge Facility (any such reallocation, the “Reallocation”).

d)

The Borrower will issue, incur or otherwise obtain on or prior to the Initial Closing Date a combination of (a) senior unsecured notes (the “Senior Notes”) pursuant to one or more registered public offerings or Rule 144A or other private placements and/or (b) senior unsecured term loans (the “Term Loans”) yielding an aggregate of up to $19.50 billion in gross proceeds or, in the event that the Senior Notes and/or Term Loans are not issued, incurred and/or otherwise obtained on or prior to the Initial Closing Date or if Senior Notes and/or Terms Loans issued, incurred and/or otherwise obtained on or prior to the Initial Closing Date yield in the aggregate less than $19.50 billion in gross proceeds, the Borrower will obtain term loans under a senior unsecured 364-day term loan facility, as described in Exhibit C to the Commitment Letter (the “Capital Markets Bridge Facility” and, together with the Cash Flow Bridge Facility, the “Facilities” and each a “Facility”) in an aggregate principal amount of $19.50 billion less the gross proceeds received from the issuance, incurrence and/or obtaining of the Senior Notes and/or the Term Loans on or prior to the Initial Closing Date plus, at the Borrower’s election, an amount to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex Provision” of the Fee Letter (which amounts shall automatically increase, on a pro rata basis, the Initial Capital Markets Bridge Lenders’ commitments under the Commitment Letter), less the amount of any reductions of commitments as set forth and described under the headings “Optional Prepayment and Commitment Reductions” and “Mandatory Prepayment and Commitment Reductions” in Exhibit C to the Commitment Letter, plus the aggregate amount of any commitments reallocated pursuant to the Reallocation.

e)

The proceeds of the Facilities, together with the proceeds from the issuance of the Senior Notes (if any), the proceeds from borrowings of the Term Loans (if any), cash on hand at the Buyer and its subsidiaries (including the proceeds from borrowings under the Existing Credit Agreement (as defined in Exhibit B to the Commitment Letter)) and/or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, cash on hand at the Target and its subsidiaries, will be applied (i) if applicable, to pay the cash consideration required to consummate the Offer, (ii) to pay the cash consideration required to consummate the Merger and (iii) to pay the fees and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Funds”).

The transactions described above (including the payment of Transaction Funds) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Late Night

Cash Flow Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	Xerox Holdings Corporation, a New York corporation (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	An affiliate of a Lead Arranger appointed by the Borrower will act as sole administrative agent (in such capacity, the “Cash Flow Bridge Facility Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Majority Lead Arrangers and the Borrower, excluding any Disqualified Lenders (together with the Initial Lenders, the “Cash Flow Bridge Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Citi, Mizuho and BofA Securities will act as joint lead arrangers (together with any Additional Arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Citi, Mizuho and BofA Securities will act as joint bookrunners (together with any additional joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Cash Flow Bridge Facility, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate one or more Lead Arrangers or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

Cash Flow Bridge Facility:

A senior unsecured 60-day term loan facility (the “Cash Flow Bridge Facility”) in an aggregate principal amount of $4.50 billion less the amount of any reductions of commitments as set forth and described under the heading “Optional Prepayment and Commitment Reductions” in this Exhibit B, less the aggregate amount of any commitments reallocated pursuant to the Reallocation (as defined below). The loans under the Cash Flow Bridge Facility are referred to as the “Cash Flow Bridge Loans.”

Notwithstanding the foregoing, on or prior to the date that is three business days prior to the Initial Closing Date, the Borrower shall have the option, exercisable in its sole discretion by delivering to the Commitment Parties written notice thereof, to reallocate all or any portion of the commitments in respect of the Cash Flow Bridge Facility to the Capital Markets Bridge

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C and D thereto.

Facility, by reducing the commitments in respect of the Cash Flow Bridge Facility (which shall be automatically deducted from the Initial Lenders’ commitments under the Commitment Letter) and correspondingly increasing the commitments in respect of the Capital Markets Bridge Facility (which shall be automatically added to the Initial Lenders’ commitments under the Commitment Letter) (any such reallocation, the “Reallocation”).

Availability:	The Cash Flow Bridge Lenders will make available the Cash Flow Bridge Loans on the Initial Closing Date substantially simultaneously with the consummation of the Offer (or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger), but only after the funding in full of the Capital Markets Bridge Facility (after giving effect to reductions thereof); provided that, if the Borrower elects within a reasonable time period prior to the Initial Closing Date, the Cash Flow Bridge Facility will be structured such that, on the Initial Closing Date (if such date is not the same date as the Merger Date), only the portion of the Cash Flow Bridge Facility (in amounts to be selected by the Borrower in consultation with the Majority Lead Arrangers) as is required, together with the proceeds from borrowings of the Term Loans (if any), the proceeds from the issuance of the Senior Notes (if any), the proceeds of the borrowings under the Capital Markets Bridge Facility and cash on hand at the Borrower and its subsidiaries (including the proceeds from borrowings under the Existing Credit Agreement), to finance the consummation of the Offer and the payment of related fees and expenses may be borrowed on the Initial Closing Date; provided, further, that the Cash Flow Bridge Loans not so borrowed on the Initial Closing Date shall be available, on or before the Cash Flow Bridge Maturity Date (as defined below), on a delayed draw basis substantially simultaneously with the consummation of the Merger on the Merger Date, it being understood and agreed that no Initial Lender will be required to fund borrowings under the Cash Flow Bridge Facility after the Expiration Date except pursuant to the terms of the Cash Flow Bridge Facility Documentation to the extent party thereto. If less than the entire aggregate principal amount of the Cash Flow Bridge Facility is borrowed on the Initial Closing Date, any portion of the Cash Flow Bridge Facility borrowed on a delayed draw basis shall be treated for U.S. federal income tax purposes as fungible with any outstanding borrowings under such Facility. Amounts borrowed under the Cash Flow Bridge Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the Cash Flow Bridge Facility will be used by the Borrower and its subsidiaries, together with the proceeds from borrowings under the Capital Markets Bridge Facility (if any), proceeds from borrowings under the Term Loans (if any), proceeds from the issuance of the Senior Notes (if any) and cash on hand at the Borrower and its subsidiaries (including the proceeds from borrowings under the Existing Credit Agreement) and/or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, cash on hand at the Target and its subsidiaries, to pay the Transaction Funds.

Guarantees:

All obligations of the Borrower under the Cash Flow Bridge Facility (the “Cash Flow Bridge Facility Obligations”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior unsecured basis (the “Cash Flow Bridge Facility Guarantees”) by (i) each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized subsidiary of the Borrower and (ii) after the Merger Date, the Target and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized subsidiary of the Target (each, a “Subsidiary Guarantor”). Notwithstanding the foregoing, in no event shall the Target be required to provide a guarantee prior to the date that is thirty days after the Merger Date (or such later date as the Cash Flow Bridge Facility Administrative Agent may reasonably agree). The subsidiaries of the Borrower required by this paragraph to provide a Cash Flow Bridge Facility Guarantee on the Initial Closing Date are referred to herein as the “Closing Date Guarantors”.

The Subsidiary Guarantors shall not include (a) immaterial subsidiaries (to be defined by reference to individual revenues or assets excluded and the aggregate revenues or assets of the Borrower and its subsidiaries excluded), (b) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Initial Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition and only for so long as such restriction is continuing), in each case from guaranteeing the Cash Flow Bridge Facility Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Cash Flow Bridge Facility Guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a Cash Flow Bridge Facility Guarantee would result in a material adverse tax consequence to the Borrower or any of its subsidiaries (as reasonably determined by the Borrower in consultation with (but without the consent of) the Cash Flow Bridge Facility Administrative Agent), (c) any direct or indirect subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) (a “CFC”), any direct or indirect U.S. subsidiary of a CFC, and any direct or indirect subsidiary of the Borrower that has no material assets other than equity (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs (any such entity, a “FSHCO”), (d) captive insurance companies and (e) certain special purpose entities, any receivables subsidiary and any not-for-profit subsidiaries (collectively, the “Excluded Subsidiaries”); provided that, none of the foregoing exceptions shall apply to any wholly-owned U.S. organized subsidiary of the Borrower if, and for so long as, such subsidiary is the primary obligor (or a guarantor) of third-party debt for borrowed money with an aggregate principal amount in excess of $200.0 million.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower, the Cash Flow Bridge Facility Administrative Agent and the Capital Markets Bridge Facility Administrative Agent (as defined in Exhibit C to the Commitment Letter) reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

The Cash Flow Bridge Facility Guarantees will rank equal in right of payment with the guarantees provided in connection with the Capital Markets Bridge Facility (if any), the Term Loans (if any), the Senior Notes (if any) and any other Permanent Financing (if any).

Security:	None.

Maturity:	The Cash Flow Bridge Facility and any delayed draw commitments thereunder will mature, and the outstanding amount thereof will be payable, on the date that is the earlier of (i) 60 days after the Merger Date and (ii) the date that is 364 days after the Initial Closing Date (the “Cash Flow Bridge Maturity Date”) and will have no amortization.

Interest Rates:

At the option of the Borrower, Adjusted LIBOR or ABR, in each case, plus the Cash Flow Bridge Applicable Margin.

“Cash Flow Bridge Applicable Margin” means, initially, (i) 0.25%, in the case of ABR Loans and (ii) 1.25%, in the case of Adjusted LIBOR Loans. The foregoing margins shall be subject to change after the Initial Closing Date in accordance with the pricing grid set forth below.

Level	Debt Rating S&P/Moody’s/Fitch	Adjusted LIBOR Loans	ABR Loans
I	BBB+/Baa1/BBB+ or higher	1.000%	0.000%
II	BBB/Baa2/BBB	1.125%	0.125%
III	BBB-/Baa3/BBB-	1.250%	0.250%
IV	BB+/Ba1/BB+	1.500%	0.500%
V	BB/Ba2/BB or lower	1.875%	0.875%

The Cash Flow Bridge Applicable Margins set forth above shall increase, at each Level, by 25 basis points at the end of each three month period following the Initial Closing Date during which the Cash Flow Bridge Facility remains outstanding.

“Debt Rating” means the respective rating of the senior unsecured debt of the Borrower after giving effect to the Cash Flow Bridge Facility Guarantee from the Subsidiary Guarantors issued by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”).

In the event that Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such Debt Ratings fall within different Levels (i) if any two ratings are at the same Level, the Cash Flow Bridge Applicable Margin shall be based upon such Level and (ii) if no two Debt Ratings are at the same Level, the Cash Flow Bridge Applicable Margin shall be based upon the Level which is in the middle of the distribution of the three ratings.

In the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same Level, the Cash Flow Bridge Applicable Margin shall be based upon such Level, and (ii) if such Debt Ratings fall within different Levels, the Cash Flow Bridge Applicable Margin shall be based on the higher of the two Levels (with Level I being the highest and Level V being the lowest) unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Cash Flow Bridge Applicable Margin shall be determined by reference to the Level immediately below the Level of the higher of the two Debt Ratings.

In the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Cash Flow Bridge Applicable Margin shall be based on such level.

The Borrower may elect interest periods of 1, 2 or 3 months (or, if agreed by the Cash Flow Bridge Facility Administrative Agent and all Cash Flow Bridge Lenders, a period of shorter than 1 month) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (i) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Cash Flow Bridge Facility Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the greater of (i) 0.0% per annum and (ii) the London interbank offered rate for eurodollar deposits for a period equal to the applicable interest period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Initial Closing Date (or otherwise on the Reuters screen), adjusted for statutory reserve requirements for eurocurrency liabilities; provided that the Cash Flow Bridge Facility Documentation shall contain customary LIBOR successor language.

Duration Fees:	None.

Default Rate:	Subject to applicable law, during the continuance of any payment or bankruptcy event of default under the Cash Flow Bridge Facility Documentation only, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans, plus 2.00% per annum, which, in each case, shall be payable on demand.

Mandatory Prepayment and Commitment Reductions:	None.

Optional Prepayment and Commitment Reductions:

Commitments under the Cash Flow Bridge Facility may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon two business days’ written notice, in minimum amounts and multiples to be agreed.

Voluntary prepayments of borrowings under the Cash Flow Bridge Facility will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty.

Documentation:	The definitive financing documentation for the Cash Flow Bridge Facility (the “Cash Flow Bridge Facility Documentation”) shall be documented under a separate credit agreement, initially drafted by counsel for the Borrower and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Syndication Start Date, and (ii) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit B and such other terms (but no other conditions) as Borrower and the Majority Lead Arrangers shall reasonably agree; it being understood and agreed that the Cash Flow Bridge Facility Documentation shall be based on and substantially consistent with that certain Amended and Restated Credit Agreement, dated as of August 9, 2017 (as amended by Amendment No. 1 to Credit Agreement, dated as of February 15, 2018 and by Amendment No. 2 to Credit Agreement, dated as of July 31, 2019, and as further amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”), among Xerox Corporation, the lenders and letter of credit issuers from time to time party thereto, Citibank N.A., as the administrative agent, and the other parties party thereto and modified as appropriate to reflect (i) the terms and conditions set forth in this Exhibit B, (ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Cash Flow Bridge Facility, (iii) the reasonable administrative, agency and operational requirements of the Cash Flow Bridge Facility Administrative Agent, (iv) modifications implementing any delayed draw Cash Flow Bridge Facility as selected by the Borrower pursuant to the terms described under “Availability” above and the related “Condition to Borrowing on the Merger Date” described below, (v) the inclusion of customary LIBOR successor language as the Borrower and the Majority Lead Arrangers shall reasonably agree and (vi) changes in law or regulation since the date of the Existing Credit Agreement, including to reflect “QFC stay” language. This paragraph shall be referred to as “Cash Flow Bridge Facility Documentation Considerations”.

Conditions to Borrowing on the Initial Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing under the Cash Flow Bridge Facility on the Initial Closing Date will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects (or, in all respects if qualified by materiality), (c) if a Merger Agreement has been entered into on or prior to the Initial Closing Date, the accuracy of the Specified Merger Agreement Representations and (d) the conditions set forth in Exhibit D-1 to the Commitment Letter.

Conditions to Borrowing on the Merger Date:	Subject to the Limited Conditionality Provisions, the availability of the borrowing under the Cash Flow Bridge Facility on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects (or, in all respects if qualified by materiality), (c) the prior (or substantially simultaneous) occurrence of, and satisfaction or waiver of the conditions precedent to, the initial funding of the Cash Flow Bridge Facility on the Initial Closing Date and (d) the conditions set forth in Exhibit D-2 to the Commitment Letter.

Representations and Warranties:	The Cash Flow Bridge Facility Documentation will include representations and warranties substantially consistent with and limited to those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations) and include a representation with respect to the solvency of the Borrower and its subsidiaries on a consolidated basis as of the Initial Closing Date after giving effect to the Transactions assuming all of the Transactions had occurred on the Initial Closing Date, which shall be determined in a manner consistent with the manner with which solvency is determined in the certificate to be delivered pursuant to paragraph 5(b) of Exhibit D-1 hereto. Notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the foregoing representation and warranties shall only be made on the Initial Closing Date and the Merger Date.

Affirmative Covenants:	The Cash Flow Bridge Facility Documentation will contain affirmative covenants substantially consistent with and limited to those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations). Notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the foregoing covenants shall only apply from and after the Initial Closing Date.

Negative Covenants:

The Cash Flow Bridge Facility Documentation will contain negative covenants substantially consistent with and limited to those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations). Notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the foregoing covenants shall only apply from and after the Initial Closing Date.

Notwithstanding anything herein or in the Cash Flow Bridge Facility Documentation to the contrary, the negative covenant restrictions shall not apply to any securities of the Target or any of its subsidiaries for so long as any such securities constitute “margin stock” within the meaning of Regulation U of the Federal Reserve Board.

Financial Maintenance Covenant:	None.

Events of Default:	The Cash Flow Bridge Facility Documentation will contain events of default substantially consistent with and limited to those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations). Notwithstanding the foregoing, subject to the Limited Conditionality Provisions and the Funding Conditions, the foregoing events of default shall not prohibit or restrict the borrowing of the Cash Flow Bridge Loans, shall not permit the termination of commitments under the Cash Flow Bridge Facility and shall not permit acceleration of the Cash Flow Bridge Loans, in each case, prior to the Merger Date having occurred.

Cost and Yield Protection:	The Cash Flow Bridge Facility Documentation will contain provisions relating to yield protection substantially consistent with those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations).

Assignment and Participation:

After the Initial Closing Date, the Cash Flow Bridge Lenders may assign all or, in an amount not less than $25.00 million, any part of, their Cash Flow Bridge Loans (but not their commitments) under the Cash Flow Bridge Facility to their affiliates, approved funds or one or more banks, financial institutions or other entities (other than the Borrower, its affiliates, Disqualified Lenders and natural persons), subject to the consent of the Cash Flow Bridge Facility Administrative Agent and the Borrower, in each case not to be unreasonably withheld, conditioned or delayed; provided that (a) assignments of Cash Flow Bridge Loans to Cash Flow Bridge Lenders, affiliates of Lenders (other than natural persons) or approved funds will not be subject to the above described consent and (b) consent of the Borrower shall not be required if a payment or bankruptcy event of default with regard to the Borrower has occurred and is continuing at the time of such assignment.

Upon such assignment, the assignee will become a Cash Flow Bridge Lender for all purposes under the Cash Flow Bridge Facility Documentation. Assignments of the commitments shall not be permitted without the express written consent of the Borrower (which may be withheld, conditioned or delayed in its sole discretion) or otherwise in accordance with the provisions of the Commitment Letter.

Subject to the terms of Section 3 of the Commitment Letter, the Cash Flow Bridge Lenders will have the right to participate their Cash Flow Bridge Loans (but not the commitment), before or after the Initial Closing Date, to other financial institutions (other than Disqualified Lenders) without restriction, other than customary voting limitations. Participants will have the same benefits as the Cash Flow Bridge Lender participating such Cash Flow Bridge Loans would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Lenders holding a majority in interest of the commitments and Loans under the Cash Flow Bridge Facility or, where provided in the Existing Credit Agreement, all Lenders or all directly affected Lenders.

Expenses and Indemnification:	The Cash Flow Bridge Facility Documentation will contain provisions relating to indemnity, expense reimbursement, exculpation and related matters substantially consistent with those contained in the Existing Credit Agreement (after giving effect to the Cash Flow Bridge Facility Documentation Considerations).

Governing Law and Jurisdiction:	The Cash Flow Bridge Facility Documentation and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the first paragraph of Section 10 of the Commitment Letter). Each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in New York County in the State of New York and will waive any right to trial by jury.

Counsel to the Cash Flow Bridge Facility Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cravath, Swaine & Moore LLP.

EXHIBIT C

Project Late Night

Capital Markets Bridge Facility

Summary of Principal Terms and Conditions2

Borrower:	Same as Cash Flow Bridge Facility.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Capital Markets Bridge Facility Administrative Agent:	An affiliate of a Lead Arranger appointed by the Borrower will act as sole administrative agent (in such capacity, the “Capital Market Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Majority Lead Arrangers and the Borrower, excluding any Disqualified Lenders (together with the Initial Lenders, the “Capital Markets Bridge Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Citi, Mizuho and BofA Securities will act as joint lead arrangers (together with any Additional Arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Citi, Mizuho and BofA Securities will act as joint bookrunners (together with any additional bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Capital Markets Bridge Facility, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate one or more Lead Arrangers or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

Capital Markets Bridge Facility:	A senior unsecured 364-day term loan facility (the “Capital Markets Bridge Facility”) made to the Borrower on the Initial Closing Date (and, if later and if and to the extent applicable, the Merger Date) in an aggregate principal amount of $19.50 billion plus, at the Borrower’s election, an amount to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provision” of the Fee Letter (which amounts shall automatically increase, on a pro rata basis, the Initial Capital Markets Bridge Lenders’ commitments under the Commitment Letter) less the gross proceeds received from the issuance of the Senior Notes and/or the incurrence or obtaining of the Term Loans on or prior to the Initial Closing Date, less the amount of any reductions of commitments as set forth

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and D thereto.

and described under the headings “Optional Prepayment and Commitment Reductions” and “Mandatory Prepayment and Commitment Reductions” in this Exhibit C, plus the aggregate amount of any commitments reallocated pursuant to the Reallocation (as defined below). The loans under the Capital Markets Bridge Facility are referred to as the “Capital Markets Bridge Loans.”

Notwithstanding the foregoing, on or prior to the date that is three business days prior to the Initial Closing Date, the Borrower shall have the option, exercisable in its sole discretion by delivering to the Commitment Parties written notice thereof, to reallocate all or any portion of the commitments in respect of the Cash Flow Bridge Facility to the Capital Markets Bridge Facility, by reducing the commitments in respect of the Cash Flow Bridge Facility (which shall be automatically deducted from the Initial Lenders’ commitments under the Commitment Letter) and correspondingly increasing the commitments in respect of the Capital Markets Bridge Facility (which shall be automatically added to the Initial Lenders’ commitments under the Commitment Letter) (any such reallocation, the “Reallocation”).

Availability:	The Capital Markets Bridge Lenders will make available the Capital Markets Bridge Loans on the Initial Closing Date substantially simultaneously with the consummation of the Offer (or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger); provided that, if the Borrower elects within a reasonable time period prior to the Initial Closing Date, the Capital Markets Bridge Facility will be structured such that, on the Initial Closing Date (if such date is not the same date as the Merger Date), only the portion of the Capital Markets Bridge Facility (in amounts to be selected by the Borrower in consultation with the Majority Lead Arrangers) as is required, together with the proceeds from borrowings of the Term Loans (if any), the proceeds from the issuance of the Senior Notes (if any), the proceeds of the borrowings under the Cash Flow Bridge Facility and cash on hand at the Borrower and its subsidiaries (including proceeds of borrowings under the Existing Credit Agreement), to finance the consummation of the Offer and the payment of related fees and expenses may be borrowed on the Initial Closing Date; provided, further, that any Capital Markets Bridge Loans not so borrowed on the Initial Closing Date shall be available, on or prior to the Initial Maturity Date (as defined below) (or, if applicable, the Extension Maturity Date (as defined below)), on a delayed draw basis substantially simultaneously with the consummation of the Merger on the Merger Date, it being understood and agreed that no Initial Lender will be required to fund borrowings under the Capital Markets Bridge Facility after the Expiration Date except pursuant to the terms of the Capital Markets Bridge Facility Documentation to the extent party thereto. If less than the entire aggregate principal amount of the Capital Market Bridge Facility is borrowed on the Initial Closing Date, any portion of the Capital Market Bridge Facility borrowed on a delayed draw basis shall be treated for U.S. federal income tax purposes as fungible with any outstanding borrowings under such Facility.

Amounts borrowed under the Capital Markets Bridge Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings of the Capital Markets Bridge Loans will be used by the Borrower and its subsidiaries, together with the proceeds from the borrowings of the Term Loans (if any), the proceeds from the borrowings of the Cash Flow Bridge Facility, the proceeds from the issuance of the Senior Notes (if any) and cash on hand at the Borrower and its subsidiaries (including the proceeds from borrowings under the Existing Credit Agreement) and/or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, cash on hand at the Target and its subsidiaries, to pay the Transaction Funds.

Guarantees:	All obligations of the Borrower under the Capital Markets Bridge Facility will be unconditionally, jointly and severally guaranteed on a senior unsecured basis (the “Capital Markets Bridge Facility Guarantees ”) by each Subsidiary Guarantor, in each case on the same terms and subject to the same exceptions as described in Exhibit B.

The Capital Markets Bridge Facility Guarantees will rank equal in right of payment with the Cash Flow Bridge Guarantees and the guarantees provided in connection with Term Loans (if any), the Senior Notes (if any) and any other Permanent Financing (if any).

Security:	None.

Maturity:	The Capital Markets Bridge Facility and any delayed draw commitments thereunder will mature and the outstanding amount thereof will be payable, on the date that is 364 days after the Initial Closing Date (the “Initial Maturity Date”); provided that the Initial Maturity Date may be extended for an additional 364 days (such 364th day after the Initial Maturity Date, the “Extension Maturity Date”) upon three business days prior written notice by the Borrower to the Capital Markets Bridge Facility Administrative Agent so long as no payment or bankruptcy event of default has occurred and is continuing and the Extension Fee and all other interest and fees (including, without limitation, Duration Fees) due and payable on or prior to the Initial Maturity Date shall have been paid by the Borrower. The Capital Markets Bridge Facility shall have no required amortization.

Interest Rates:	At the option of the Borrower, Adjusted LIBOR or ABR, in each case, plus the Capital Markets Bridge Applicable Margin.

“Capital Markets Bridge Applicable Margin” means, initially, (i) 0.375%, in the case of ABR Loans and (ii) 1.375%, in the case of Adjusted LIBOR Loans. The foregoing margins shall be subject to change after the Initial Closing Date in accordance with the pricing grid set forth below.

Level	Debt Rating (S&P/Moody’s/Fitch)	Adjusted LIBOR Loans	ABR Loans
I	BBB+/Baa1/BBB+ or higher	1.125%	0.125%
II	BBB/Baa2/BBB	1.250%	0.250%
III	BBB-/Baa3/BBB-	1.375%	0.375%
IV	BB+/Ba1/BB+	1.625%	0.625%
V	BB/Ba2/BB or lower	2.000%	1.000%

The Capital Markets Bridge Applicable Margins set forth above shall increase, at each Level, by 25 basis points at the end of each three month period following the Initial Closing Date during which the Capital Markets Bridge Facility remains outstanding.

“Debt Rating” means the respective rating of the senior unsecured debt of the Borrower after giving effect to the Capital Markets Bridge Facility Guarantee from the Subsidiary Guarantors issued by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”).

In the event that Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such Debt Ratings fall within different Levels (i) if any two ratings are at the same Level, the Capital Markets Bridge Applicable Margin shall be based upon such Level and (ii) if no two Debt Ratings are at the same Level, the Capital Markets Applicable Margin shall be based upon the Level which is in the middle of the distribution of the three ratings.

In the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same Level, the Capital Markets Bridge Applicable Margin shall be based upon such Level, and (ii) if such Debt Ratings fall within different Levels, the Capital Markets Bridge Applicable Margin shall be based on the higher of the two Levels (with Level I being the highest and Level V being the lowest) unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Capital Markets Bridge Applicable Margin shall be determined by reference to the Level immediately below the Level of the higher of the two Debt Ratings.

In the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Capital Markets Bridge Applicable Margin shall be based on such Level.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by the Capital Markets Bridge Facility Administrative Agent and all Capital Markets Bridge Lenders, 12 or fewer months or a period of shorter than 1 month) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (i) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Capital Markets Bridge Facility Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the greater of (i) 0.0% per annum and (ii) the London interbank offered rate for eurodollar deposits for a period equal to the applicable interest period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Initial Closing Date (or otherwise on the Reuters screen), adjusted for statutory reserve requirements for eurocurrency liabilities; provided that the Capital Markets Bridge Facility Documentation shall contain customary LIBOR successor language.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Capital Markets Bridge Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Capital Markets Bridge Facility outstanding (if any) on each of the dates which is 90 days, 180 days, 270 days and 360 days after the Initial Closing Date, due and payable in cash on each such day (or if such day is not a business day, the next business day) and (ii) 0.75% of the aggregate principal amount of the loans under the Capital Markets Bridge Facility outstanding (if any) on each of the dates which is 90 days, 180 days, 270 days and 360 days after the Initial Maturity Date, due and payable in cash on each such day (or if such day is not a business day, the next business day).

Extension Fee:	The Borrower will pay a fee, for the ratable benefit of the Capital Markets Bridge Lenders in an amount equal to 0.50% of the aggregate principal amount of the Capital Markets Bridge Loans outstanding on the Initial Maturity Date (if any) for which the maturity date has have been extended to the Extension Maturity Date (the “Extension Fee”). The Extension Fee shall be due and payable on the Initial Maturity Date.

Default Rate:	Subject to applicable law, during the continuance of any payment or bankruptcy event of default under the Capital Markets Bridge Facility Documentation only, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans, plus 2.00% per annum, which, in each case, shall be payable on demand.

Mandatory Prepayment and Commitment Reductions:	On or prior to the Initial Closing Date, the aggregate commitments in respect of the Capital Markets Bridge Facility under the Commitment Letter or under the Capital Markets Bridge Facility Documentation (as applicable) shall be permanently reduced, and after the Initial Closing Date, the aggregate amount of any unfunded delayed draw commitments under the Capital Markets Bridge Facility Documentation shall be permanently reduced and after the Initial Closing Date (or, if later and if and to the extent applicable, the Merger Date) Capital Markets Bridge Loans shall be prepaid, without penalty or premium, in each case, dollar-for dollar, by the following amounts (in each case, subject to exceptions to be mutually agreed):

(a) 100% of the amount of any Net Proceeds (as defined below) received by the Borrower or any of its subsidiaries (i) received after the Signing Date, from any asset sales or other dispositions of property by the Borrower and its subsidiaries required by governmental authorities in connection with regulatory approvals for the Acquisition and (ii) after the Signing Date, from all non-ordinary course asset sales or other dispositions of, or casualty or condemnation events with respect to, property by the Borrower and its subsidiaries (including proceeds from the sale or issuance of stock, in either case to any third party, of any subsidiary of the Borrower and from any insurance and condemnation proceeds), in each case in excess of $250.00 million for all such asset sales or dispositions or casualty or condemnation events (or series of related asset sales or dispositions) other than Net Proceeds (A) of sales or other dispositions of inventory in the ordinary course of business, (B) of intercompany transfers, (C) dispositions of assets pursuant to a securitization transaction or (D) that are reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 450 days after receipt of such proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such 450-day period;

(b) without duplication of clause (d) below, 100% of Net Proceeds actually received by the Borrower or any of its subsidiaries after the Signing Date from the issuance of the Senior Notes, the incurrence of the Term Loans or any other Debt Incurrence (as defined below);

(c) 100% of the Net Proceeds received by the Borrower or any of its subsidiaries after the Signing Date from any Equity Issuance (as defined below); and

(d) 100% of the aggregate committed amount of any Qualifying Term Loan Facility (as defined below) entered into by the Borrower or any of its subsidiaries after the Signing Date.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower or any of its subsidiaries for the purpose of replacing all or a portion of the Capital Markets Bridge Facility that is subject to conditions precedent to effectiveness of the obligations of the lenders thereunder to make available loans under such term loan facility that are no less favorable to the Borrower than the conditions set forth herein with respect to the Capital Markets Bridge Facility, as determined by the Borrower.

“Debt Incurrence” means any incurrence of third-party debt for borrowed money by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than Excluded Debt.

“Excluded Debt” means (a) borrowings under the Cash Flow Bridge Facility or the Capital Markets Bridge Facility, (b) debt incurred (i) under the Existing Credit Agreement and any extension or refinancing of the Existing Credit Agreement and (ii) to refinance any debt that has become due or has matured in accordance with its terms or is scheduled to become due or mature prior to December 31, 2022 (including Xerox Corporation’s 2.800% Senior Notes due 2020, 3.500% Senior Notes due 2020, 2.750% Senior Notes due 2020, 4.500% Senior Notes due 2021 and 4.07% Senior Notes due 2022); provided that the respective aggregate principal amounts of such refinancing (or commitments thereunder) do not exceed the respective aggregate principal amounts (or commitments thereunder) of the applicable debt outstanding on the date of such refinancing (plus any accrued and unpaid interest and reasonable fees, premiums and expenses incurred in connection with such refinancing) (it being understood that, notwithstanding the foregoing, the aggregate outstanding principal amount and/or commitments with respect the Existing Credit Agreement may be increased pursuant to Section 2.18 thereof or any similar provision of any amendment or amendment and restatement or other refinancing thereof or otherwise to a maximum aggregate principal amount not to exceed $3.50 billion), (c) intercompany debt, including indebtedness, loans, and advances among the Borrower and/or its subsidiaries, (d) capital leases in the ordinary course of business, (e) purchase money debt and equipment financings in the ordinary course of business, other capex financings in the ordinary course of business or securitization transactions to refinance any indebtedness or otherwise in the ordinary course of business, (f) borrowings for working capital purposes (including commercial paper issuances), (g) overdraft facilities, (h) hedging obligations, (i) letters of credit and bank guarantees, (j) deferred purchase price obligations, (k) any indebtedness issued by the Borrower or a subsidiary in exchange for indebtedness outstanding at a subsidiary of the Borrower and (l) a $3.50 billion general basket, whether incurred in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (other than the Acquisition).

“Equity Issuance” means any issuance of equity securities or equity-linked securities by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances of securities pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards, (b) the issuance of common stock, options, warrants, restricted stock units and/or other equity interests of the Borrower to officers, directors or employees of the Borrower or its subsidiaries (including of the Target), (c) issuances to the Borrower or any subsidiary thereof, (d) pursuant to dividend reinvestment programs, (e) equity securities or equity-linked securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration to finance the Transactions or any other acquisition and (f) equity securities or equity-linked securities or interests (including convertible equity securities, but in any event not constituting “disqualified” equity) issued for cash proceeds for the purpose of paying for any increase in the Consideration and/or Merger Consideration (each as defined in Exhibit D-1 to the Commitment Letter).

For purposes hereof, “Net Proceeds” means,

(a)    with respect to a sale or other disposition of any assets, casualty or condemnation or similar event, the excess, if any, of (i) the cash received by the Borrower or any subsidiary of the Borrower in connection therewith, which in the case of a casualty shall mean insurance proceeds that are actually received, in the case of a condemnation or similar event, shall mean condemnation awards and similar payments that are actually received and in the case of a sale or disposition shall include any cash received by way of deferred payment purchase price adjustment or earn-out pursuant to, or by monetization of, or deferred payment of principal pursuant to, a note or installment receivable, or otherwise (but excluding any interest payments), but only as and when so received over (ii) the sum of (A) all fees and out-of-pocket expenses paid by the Borrower and its subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (B) in the case of a sale or disposition of an asset, any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any of its subsidiaries receives cash in an amount equal to the amount of such reduction, (C) the amount of all payments as a result of such event to repay or retire indebtedness that is secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (D) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower and its subsidiaries as a result thereof, (E) the amount of any liabilities directly associated with such asset and retained by the Borrower or any of its subsidiaries, (F) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and (G) the amount of any reserves established by the Borrower and its subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction;

(b) with respect to the Senior Notes, Term Loans or any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the sum of the underwriting discounts and commissions and other reasonable expenses paid or incurred by the Borrower or any of its subsidiaries in connection with such issuance or incurrence; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower in connection with such issuance.

Prepayments and commitment reductions from Net Proceeds of asset sales or other dispositions or casualty or condemnation events or issuances or incurrences of equity or debt by non-U.S. subsidiaries of the Borrower will not be required to the extent such prepayments and commitment reductions (or the distribution of such Net Proceeds to the Borrower in connection with such prepayment or commitment reductions) would result in material adverse tax consequences (as reasonably determined by the Borrower) or would be prohibited or restricted by applicable law, rule or regulation.

Optional Prepayment and Commitment Reductions:	Commitments under the Capital Market Bridge Facility may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon two business days’ written notice, in minimum amounts and multiples to be agreed.

Voluntary prepayments of borrowings under the Capital Market Bridge Facility will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty.

Documentation:	The definitive financing documentation for the Capital Markets Bridge Facility (the “Capital Markets Bridge Facility Documentation” and, together with the Cash Flow Bridge Facility Documentation, the “Facilities Documentation”) shall be documented under a separate credit agreement, initially drafted by counsel for the Borrower and contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Syndication Start Date, and (ii) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit C and such other terms (but no other conditions) as the Borrower and the Majority Lead Arrangers shall reasonably agree; it being understood and agreed that the Capital Markets Bridge Facility Documentation shall be based on and substantially consistent with the Existing Credit Agreement and modified as appropriate to reflect (i) the terms and conditions set forth this Exhibit C, (ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Capital Markets Bridge Facility, (iii) the reasonable administrative, agency and operational requirements of the Capital Markets Bridge Facility Administrative Agent, (iv) modifications implementing any delayed draw Capital Markets Bridge Facility as selected by the Borrower pursuant to the terms described under “Availability” above and the related “Condition to Borrowing on the Merger Date” described below, (v) the inclusion of customary LIBOR successor language as the Borrower and the Majority Lead Arrangers shall reasonably agree and (vi) changes in law or regulation since the date of the Existing Credit Agreement, including customary “QFC stay” language. This paragraph shall be referred to as “Capital Markets Bridge Facility Documentation Considerations” and, together with the Cash Flow Bridge Facility Documentation Considerations, the “Documentation Considerations”.

Conditions to Borrowing on the Initial Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing under the Capital Markets Bridge Facility on the Initial Closing Date will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects (or in all respects if qualified by materiality), (c) if a Merger Agreement has been entered into on or prior to the Initial Closing Date, the accuracy of the Specified Merger Agreement Representations and (d) the conditions set forth in Exhibit D-1 to the Commitment Letter.

Conditions to Borrowing on the Merger Date:	Subject to the Limited Conditionality Provisions, the availability of the borrowing under the Capital Markets Bridge Facility on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects (or in all respects if qualified by materiality), (c) the prior (or substantially simultaneous) occurrence of, and satisfaction or waiver of the conditions precedent to, the initial funding of the Facilities on the Initial Closing Date and (d) the conditions set forth in Exhibit D-2 to the Commitment Letter.

Representations and Warranties:	The Capital Markets Bridge Facility Documentation will include representations and warranties substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations; provided that, notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the foregoing representations and warranties shall only be made on the Initial Closing Date and the Merger Date.

Covenants:	The Capital Markets Bridge Facility Documentation will include affirmative and negative covenants substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations. Notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the covenants shall only apply from and after the Initial Closing Date.

Financial Maintenance Covenant:	The Capital Markets Bridge Facility will include only a maximum ratio of Debt for borrowed money to Consolidated EBITDA financial maintenance covenant (each such term be defined in a manner consistent with the Existing Credit Agreement as modified as described below) to be set with a single level and no stepdown providing for at least a 35% cushion (calculated on a non-cumulative basis) of Consolidated EBITDA above the assumed Consolidated EBITDA level at the Initial Closing Date as set forth in the Borrower’s financial model delivered to the Lead Arrangers on December

18, 2019 (such financial model, together with updates and modifications thereto as reasonably agreed to by the Majority Lead Arrangers, the “Financial Model”); it being understood that the foregoing level shall be adjusted upwards to reflect the exercise of any OID or upfront fees under “Market Flex Provision” of the Fee Letter to the extent necessary to maintain a level for such covenant of at least a 35% non-cumulative cushion to Consolidated EBITDA from the Financial Model.

Such covenant will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, beginning with the first full fiscal quarter period ending after the Initial Closing Date for which financial statements have been or are required to be delivered, quarterly on the last day of each fiscal quarter for which financial statements have been or are required to be delivered.

The definition of Consolidated EBITDA for purpose of the Capital Markets Bridge Facility Documentation shall be modified to (a) add back all non-cash items (provided that, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may elect not to add back such non-cash charges in the current period and (ii) to the extent the Borrower elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (b) add back all extraordinary, unusual and non-recurring charges (including all fees and expenses incurred in connection with the Transactions), (c) be calculated giving pro forma effect to the Acquisition as if the Acquisition had occurred on the first day of the relevant fiscal period (including pro forma “run rate” cost savings, operating expense reductions and synergies related to the Acquisition that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 24 months after the Initial Closing Date and calculated on a pro forma basis as if such cost savings, expense reductions and synergies has been fully realized on the first day of the relevant period), (d) adjustments and addbacks of the type reflected in the Financial Model, (e) add back expenses attributable to the implementation of cost saving, operating expense reductions and synergies in connection with the Acquisition and (f) include adjustments permitted by Article 11 of Regulation S-X of the Securities Act.

Events of Default:	The Capital Markets Bridge Facility Documentation will include events of default substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations. Notwithstanding the foregoing, subject to the Limited Conditionality Provisions and the Funding Conditions, the foregoing events of default shall not prohibit or restrict the borrowing of the Capital Markets Bridge Loans, shall not permit the termination of commitments under the Capital Markets Bridge Facility and shall not permit the acceleration of Capital Markets Bridge Loans, in each case, prior to the Merger Date having occurred except in respect of an event of default resulting from the failure of the Borrower to actually apply the Net Proceeds of any mandatory prepayment event to prepay any Capital Markets Bridge Loans then outstanding.

Cost and Yield Protection:	Substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations.

Assignment and Participation:

After the Initial Closing Date, the Capital Markets Bridge Lenders may assign all or, in an amount not less than $25.00 million, any part of, their Capital Markets Bridge Loans (but not their commitments) under the Capital Markets Bridge Facility to their affiliates, approved funds or one or more banks, financial institutions or other entities (other than the Borrower, its affiliates, Disqualified Lenders and natural persons), subject to the consent of the Capital Markets Bridge Facility Administrative Agent and the Borrower, in each case not to be unreasonably withheld, conditioned or delayed; provided that (a) assignments of Capital Markets Bridge Loans to Capital Markets Bridge Lenders, affiliates of Lenders (other than natural persons) or approved funds will not be subject to the above described consent and (b) consent of the Borrower shall not be required if a payment or bankruptcy event of default with regard to the Borrower has occurred and is continuing at the time of such assignment.

Upon such assignment, the assignee will become a Capital Markets Bridge Lender for all purposes under the Capital Markets Bridge Facility Documentation. Assignments of the commitments shall not be permitted without the express written consent of the Borrower (which may be withheld, conditioned or delayed in its sole discretion) or otherwise in accordance with the provisions of the Commitment Letter.

Subject to the terms of Section 3 of the Commitment Letter, the Capital Markets Bridge Lenders will have the right to participate their Capital Markets Bridge Loans (but not the commitment), before or after the Initial Closing Date, to other financial institutions (other than Disqualified Lenders) without restriction, other than customary voting limitations. Participants will have the same benefits as the Capital Markets Bridge Lenders participating such Capital Markets Bridge Loans would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	The Capital Markets Bridge Facility Documentation will include voting provisions on terms and conditions substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations.

Expenses and Indemnification:	The Capital Markets Bridge Facility Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Cash Flow Bridge Facility Documentation after giving effect to the Capital Markets Bridge Facility Documentation Considerations.

Governing Law and Jurisdiction:	The Capital Markets Bridge Facility Documentation and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the first paragraph of Section 10 of the Commitment Letter). Each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in New York County in the State of New York and will waive any right to trial by jury.

Counsel to the Capital Markets Bridge Facility Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cravath, Swaine & Moore LLP.

EXHIBIT D-1

Project Late Night

Summary of Additional Conditions – Initial Closing Date3

The initial borrowings under the Facilities on the Initial Closing Date shall be subject to the following conditions (subject in all respects to the Limited Conditionality Provisions)

1.    If the Acquisition is consummated pursuant to the Offer, the Offer shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities shall be consummated, in all material respects in accordance with the terms of the Offer Documents, and the Offer Documents shall include the terms and conditions set forth in the Signing Date Offer Documents (as defined below) as they may be amended, supplemented, modified or waived, but without giving effect to any (A) modifications, supplements or amendments thereof or (B) express waivers by the Borrower or Acquisition Sub of any of the conditions to the Offer set out in the “Conditions to the Offer” section of the Signing Date Offer Documents (the “Offer Conditions”), in each case of clauses (A) and (B) to the extent that such modifications, supplements, amendments or waivers are materially adverse to the Initial Lenders or the Commitment Parties, in their capacities as such, without having first obtained the consent of the Majority Lead Arrangers (and, if appointed prior to such time, each Administrative Agent) thereto (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that:

a.

any modifications of, supplements or amendments to, or waivers of any sections or other terms of the Offer Documents from those set forth in the Signing Date Offer Documents, other than (i) changes to the form or amount of the Consideration (as defined below, and which is addressed pursuant to clause b below), (ii) changes to the following Offer Conditions: (A) the “Minimum Tender Condition”, (B) the requirement contained in the “Anti-Takeover Devices Condition” that “the HP Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger”, (C) the “Xerox Shareholder Approval Condition”, (D) the “Competition Laws and Governmental Approval Condition”, (E) the “Stock Exchange Listing Condition”, (F) the “Registration Statement Condition” and (G) the “No Injunction Condition”, or (iii) changes to or waivers of the “No HP Material Adverse Effect Condition” (which is addressed in clause c below), shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect;

[3]

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Exhibit D-1 is attached, including Exhibits A, B and C thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D-1 shall be determined by reference to the context in which it is used.

b.

a modification of the consideration payable for each issued and outstanding share of the Target common stock tendered in the Offer (such consideration per share, the “Consideration”) from that set forth in the Signing Date Offer Documents shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect if (i) any increase in such Consideration consists of additional shares of common stock or other equity consideration (including any convertible equity securities, but other than “disqualified” equity) or (ii) such modification is a reduction in the Consideration (which reduction shall be for the account of the Borrower);

c.

any modification, amendment to, or waiver of the “No HP Material Adverse Effect Condition” shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect if, after giving effect to such modification, amendment or waiver, such condition remains customary in all material respects for transactions of a similar nature; and

d.

to the extent that neither the Majority Lead Arrangers nor, if appointed prior to such time, either Administrative Agent objects in writing (and with reasonable detail as to the grounds for such objection) to any proposed (i) modification, supplement or amendment of the Offer Documents or (ii) waiver of any Offer Condition, in each case within three business days of notification in writing to the Lead Arrangers (or their counsel) by the Borrower or Acquisition Sub of such proposed modification, supplement, amendment, or waiver, such modification, supplement, amendment or waiver shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect.

“Signing Date Offer Documents” means the Summary of Terms and Conditions to the Offer in draft form dated “Draft Dated 1/3/20” and provided to counsel to the Lead Arrangers on such date.

2.    If the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities shall be consummated, in all material respects in accordance with the terms of the One-Step Merger Agreement, and the One-Step Merger Agreement shall include the terms and conditions set forth in the Signing Date One-Step Merger Agreement (as defined below) as they may be amended, supplemented, modified or waived, but without giving effect to any (A) modifications, supplements or amendments thereof or (B) express waivers by the Borrower or Acquisition Sub of any of the conditions to the Merger set out in clause (a) or (b) of Section 9.02 of the Signing Date One-Step Merger Agreement (the “One-Step Merger Conditions”), in each case of clauses (A) and (B) to the extent that such modifications, supplements, amendments or waivers are materially adverse to the Initial Lenders or the Commitment Parties, in their capacities as such, without having first obtained the consent of the Majority Lead Arrangers (and, if appointed prior to such time, each Administrative Agent) thereto (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that:

a.	any modifications of, supplements or amendments to, or waivers of any sections or other terms of the One-Step Merger Agreement from those set forth in the Signing

Date One-Step Merger Agreement, other than (i) changes to the form or amount of the Merger Consideration (as defined below, and which is addressed pursuant to clause b below), (ii) changes to the following One-Step Merger Conditions: (A) the “Company Common Stockholder Approval” condition (Section 9.01(a) of the Signing Date One-Step Merger Agreement), (B) the “Parent Shareholder Approval” condition (Section 9.01(b) of the Signing Date One-Step Merger Agreement), (C) the “Adverse Laws or Orders” condition (Section 9.01(c) of the Signing Date One-Step Merger Agreement), (D) clauses (i) and (ii) of the “Required Antitrust Clearances” condition (Section 9.01(d) of the Signing Date One-Step Merger Agreement), (E) the “Registration Statement” condition (Section 9.01(e) of the Signing Date One-Step Merger Agreement) and (F) the “Approved for listing on the NYSE” condition (Section 9.01(f) of the Signing Date One-Step Merger Agreement), (iii) changes to or waivers of the “No Material Adverse Effect on the Company Condition” (which is addressed in clause c below) or (iv) changes to the customary “lender protection” provisions in the One-Step Merger Agreement from the form of One-Step Merger Agreement contained within the Signing Date One-Step Merger Agreement that are materially adverse to the Commitment Parties or the Initial Lenders, shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect;

b.

a modification of the consideration payable for each issued and outstanding share of the Target common stock in connection with the Merger (such consideration per share, the “Merger Consideration”) from that set forth in the Signing Date One-Step Merger Agreement shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect if (i) any increase in such Merger Consideration consists of additional shares of common stock or other equity consideration (including any convertible equity security, but other than “disqualified” equity) or the proceeds of any issuance of the foregoing or (ii) such modification is a reduction in the Merger Consideration (which reduction shall be for the account of the Borrower unless such reduction is a reduction in the cash consideration component of the Merger Consideration and the commitments in respect of the Capital Markets Bridge Facility shall have been reduced dollar-for dollar, pro rata among the Initial Capital Markets Bridge Facility Lenders);

c.

any modification, amendment to, or waiver of the “No Material Adverse Effect on the Company Condition” (Section 9.02(c) of the Signing Date One-Step Merger Agreement) shall be deemed not materially adverse to the Initial Lenders or the Commitment Parties in any respect if, after giving effect to such modification, supplement, amendment or waiver, such condition remains customary in all material respects for transactions of a similar nature; and

d.

to the extent that neither the Majority Lead Arrangers nor, if appointed prior to such time, either Administrative Agent objects in writing (and with reasonable detail as to the grounds for such objection) to any proposed (i) modification, supplement or amendment of the One-Step Merger Agreement or (ii) waiver of any One-Step Merger Condition, in each case within three business days of notification in writing to the Lead Arrangers (or their counsel) by the Borrower or Acquisition Sub of such proposed modification, supplement, amendment, or waiver, such modification, amendment or waiver shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect.

“Signing Date One-Step Merger Agreement” means the One-Step Merger Agreement in draft form dated “K&S Draft 1/4/20” and provided to counsel to the Lead Arrangers on such date and the exhibits thereto and other related documents in draft form dated “K&S Draft 1/4/20” and provided to counsel to the Lead Arrangers on such date.

3.    The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries or, with respect to the fiscal years ended December 31, 2018, 2017 and 2016, Xerox Corporation, a direct wholly owned subsidiary of the Borrower, and its consolidated subsidiaries as of the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries or, with respect to the fiscal years ended December 31, 2018, 2017 and 2016, Xerox Corporation and its consolidated subsidiaries, for, the three most recently completed fiscal years ended at least 60 days prior to the Initial Closing Date and (b) an unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Borrower and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements are required to be delivered pursuant to the preceding clause (a) and ended at least 40 days before the Initial Closing Date (in the case of this clause (b), without footnotes), together with the consolidated balance sheet and related statement of income and cash flows for the corresponding period of the previous fiscal year; provided that the filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Borrower or, with respect to the fiscal years ended December 31, 2018, 2017 and 2016 and the fiscal quarters ended prior to July 1, 2019, Xerox Corporation, will satisfy the applicable conditions set forth in this paragraph 3. The Lead Arrangers hereby acknowledge (i) receipt of the audited financial statements referred to in clause (a) above for the 2016, 2017 and 2018 fiscal years and (ii) the unaudited financial statements referred to in clause (b) for the fiscal quarters ended March 31, June 30 and September 30, 2019 and the corresponding periods of 2018.

4.    The Administrative Agents and the Lead Arrangers shall have received, at least three business days prior to the Initial Closing Date, all documentation and other information about the Borrower and any Closing Date Guarantors that the Administrative Agents and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing to the Borrower not fewer than ten business days prior to the Initial Closing Date, and (b) if the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation and any Initial Lender shall have provided the Borrower its electronic delivery requirements at least ten business days prior to the Initial Closing Date, each such Initial Lender requesting a Beneficial Ownership Certification will have received, at least three business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

5.    (a) The execution and delivery by the Borrower and the Closing Date Guarantors of the applicable Facilities Documentation which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions, the Cash Flow Bridge Facility Documentation Considerations and the Capital Markets Bridge Facility Documentation Considerations, as applicable, and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and any Closing Date Guarantors (to the extent applicable) and a solvency certificate, as of the Initial Closing Date and after giving effect to the Transactions assuming all of the Transactions had occurred or on the Initial Closing Date substantially in the form of Annex I attached to this Exhibit D, of the Borrower’s chief financial officer, in each case, subject to the Limited Conditionality Provisions, the Cash Flow Bridge Facility Documentation Considerations and the Capital Markets Bridge Facility Documentation Considerations, as applicable (the deliverables described clause (b) above, the “Closing Deliverables”).

6.    All fees required to be paid on the Initial Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Initial Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Initial Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

7.    No indebtedness or “disqualified” equity shall be incurred to finance the Transactions without the consent of the Majority Lead Arrangers, other than up to $24.00 billion plus, at the Borrower’s election, an amount to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provision” of the Fee Letter under a combination of the Facilities, the Senior Notes (or other debt securities issued in lieu of the Senior Notes) and the Term Loans (or any other Qualifying Term Loan Facility incurred or obtained in lieu of the Term Loans).

EXHIBIT D-2

Project Late Night

Summary of Additional Conditions – Merger Date

The borrowings under the Facilities on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) shall be subject to the following conditions:

1.    The Merger shall have been consummated, or substantially simultaneously with the borrowings under the Facilities, shall be consummated. To the extent that the Merger is consummated pursuant to a Two-Step Merger Agreement, such Two-Step Merger Agreement shall contain customary “lender protection” provisions that are consistent with such provisions set forth in the Signing Date One-Step Merger Agreement; provided that such customary “lender protection” provisions may be revised from those set forth in the Signing Date One-Step Merger Agreement in a manner which is not materially adverse to the Commitment Parties or the Initial Lenders.

2.    All fees required to be paid on the Merger Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Merger Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Merger Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowings under the Facilities on the Merger Date, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

3.     Unless the Facilities Documentation shall have been entered into on or prior to the Initial Closing Date, (a) the execution and delivery by the Borrower and the Closing Date Guarantors of the Facilities Documentation, which shall be in accordance with the terms of the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions and the Cash Flow Bridge Facility Documentation Considerations and the Capital Markets Bridge Facility Documentation Considerations, as applicable, and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and any Closing Date Guarantors (to the extent applicable), in each case, subject to the Limited Conditionality Provisions and the Cash Flow Bridge Facility Documentation Considerations and the Capital Markets Bridge Facility Documentation Considerations, as applicable.

ANNEX I

Form of Solvency Certificate

[                    ], 202[    ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [    ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [            ] (the “Borrower”), the lending institutions from time to time parties thereto and [    ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [        ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)    “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the [Maturity Date], the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)    “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the [Maturity Date]. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3.    In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[BORROWER]

By:
Name:
Title: Chief Financial Officer